Exhibit 10.7

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of July 1, 2019, by and between PROGRESSIVE CARE, INC., a Delaware corporation (the “Company”) and SPARK FINANCIAL CONSULTING, INC., a Florida corporation, (the “Consultant”).

WHEREAS, the Company desires to engage Consultant to provide certain Services (as defined in Section 3 below) for compensation, and Consultant desires to provide the Services to the Company, upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Engagement. The Company hereby engages Consultant to provide the Services during the Term (as defined below), and Consultant hereby accepts such engagement to provide the Services during the Term (the “Engagement”).

2. Term of Engagement; Termination.

a. Term. The Engagement shall commence on the date hereof and shall terminate on the 3rd anniversary of this Agreement, unless earlier terminated in accordance with Section 2(b) below (the “Term”). The engagement shall automatically renew for consecutive 1 year terms thereafter, unless terminated upon 30 days prior written notice.

b. Termination. This Agreement may be terminated by Consultant or the Company at any time upon thirty (30) days prior written notice of such termination to the other party.

c. Effect of Termination. In the event of a termination of this Agreement, (i) Consultant shall still be entitled to receive all of the Consulting Shares (as defined in Section 4) and (ii) the Company shall reimburse Consultant for all expenses previously approved by the Company incurred by Consultant in connection with Consultant’s Engagement.

3. Services to be Provided by Consultant. During the Term, Consultant shall provide services to the Company as set forth on Exhibit A, as well as any other services that are mutually agreed between the parties hereto (collectively, the “Services”). The parties hereto acknowledge and agree that the Services to be provided are in the nature of advisory services only, and Consultant shall have no responsibility or obligation for execution of the Company’s business or any aspect thereof nor shall Consultant have any ability to obligate or bind the Company in any respect. Consultant shall have control over the time, method and manner of performing the Services. Consultant shall render such services as are from time to time requested by the Company’s management.

4. Company Obligations. The Company shall make available if required to Consultant the following:

a.	Copies of all other relevant Company materials, such as company reports or brochures; and

b.	A recent Company shareholder’s list with all available addresses both postal and email;

c.	The Company will promptly review materials created and submitted by Consultant and inform Consultant, in writing of any inaccuracies contained therein prior to the distribution of said materials by Consultant to other parties.

5. Compensation. In consideration for the Services to be provided hereunder, Consultant shall receive a consulting fee equal to $16,000 per month payable in advance on the 1st of every month and due no later than the 15th of every month. In addition, Consultant shall be entitled to specific fees for consulting services provided in connection with mergers and acquisitions. These fees shall be determined and agreed to in writing on a case by case basis prior to the closing of any transaction facilitated or introduced by Consultant.

6. Expenses. The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in providing the Services hereunder no later than thirty (30) days after the submission of an invoice evidencing such expenses in a form reasonably satisfactory to the Company.

7. No Exclusivity. The Company hereby acknowledges and agrees that nothing in this Agreement shall prohibit Consultant from continuing to provide services similar to the Services to other companies or otherwise engaging in Consultant’s business activities.

8. Independent Contractor Status. It is understood and agreed that in the performance of the Services hereunder, Consultant is acting as an independent contractor and not as an agent or employee of, or partner, joint venturer or in any other relationship with, the Company. Consultant acknowledges that no income, social security or other taxes will be withheld or accrued by the Company, on Consultant’s behalf. Neither the Company nor Consultant has the authority to bind the other in any agreement without the prior written consent of the entity to be bound.

9. Confidentiality. In connection with Consultant’s Engagement, it is contemplated that the Company may supply Consultant with non-public or proprietary information concerning the Company and its business and operations and affiliates relating to certain privileged and confidential business, financial and technical matters that it would like Consultant to evaluate or in relation to the provision of the Services (“Confidential Information”). These disclosures will be given in strict secrecy and confidence and Consultant agrees to use its best efforts to protect the integrity and confidentiality of the Proprietary Information. As used herein, Confidential Information means any and all non-public data, ideas and information, in whatever form, tangible or intangible, which is provided to Consultant by the Company in connection with the Agreement.

10. Publicity. No party hereto shall disclose the existence or terms of this Agreement to any person or entity without the prior written consent of the other party hereto.

11. Legal Representation. Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement. Each party recognizes and acknowledges that counsel to the Company has represented Consultant in connection with various legal matters and each party waives any conflicts of interest or other allegations that it has not been represented by its own counsel.

12. Consultant Representations. In connection with the Consulting Shares to be acquired by Consultant hereunder, Consultant represents and warrants to the Company that:

a. Consultant acknowledges that Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers to other representatives of the Company concerning an investment in the Consulting Shares, and any additional information which Consultant has requested.

b. Consultant has had experience in investments in restricted and publicly traded securities, and has had experience in investments in speculative securities and other investments which involved the risk of loss of investment. Consultant acknowledges that an investment in the Consulting Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment and Consultant can afford the risk of loss of his entire investment in the Consulting Shares.

c. Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

d. Consultant is acquiring the Consulting Shares for Consultant’s own account for investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

13. General Terms.

a. Any notice to be given hereunder by a party to any other party hereto may be effectuated in writing by personal delivery, by mail, registered or certified, postage prepaid, with return receipt requested, or by facsimile or other electronic transmission and addressed to such party at the address set forth on the signature page below.

b. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed modified to the extent necessary to make it valid or enforceable, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect.

c. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations and enforcement of this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Miami. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Miami for the adjudication of any dispute hereunder or in connection herewith or with respect to the enforcement of this Agreement, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

d. This Agreement embodies the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, arrangements or understandings with respect to the subject matter hereof, whether oral or written.

e. This Agreement may not be modified, and no except in a writing signed by the parties hereto.

f. No term of this Agreement may be waived, except in a writing signed by the party hereto entitled to the benefit of such term.

g. Each party hereto represents and agrees that such party is authorized to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms. This Agreement may not be assigned by any party.

h. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SPARK FIANCIAL CONSULTING, INC.	PROGRESSIVE CARE, INC.

/s/ Armen Karapetyan	/s/ Alan Jay Weisberg
Name: Armen Krapetyan	Name: Alan Jay Weisberg
Title: President	Title: Chairman

Address for Notice:	Address for Notice:
3742 NE 208th St.	400 Ansin Blvd., Suite A
Aventura, FL 33180	Hallandale Beach, FL 33009

EXHIBIT A

Services

Spark Financial Consulting, Inc. will provide the following services to Progressive Care, Inc. pursuant to an executed consulting agreement*:

➢	Operational support
o	Human Resource consulting
o	Communication support
o	Training consulting
o	Procedural consulting
o	Assist/Facilitate communication between Progressive Care, Inc. and its shareholders, investors, transfer agents, and attorneys
➢	IR/PR support
o	Consult with IR/PR firms about content distribution.
o	Assist with updates to the company’s public disclosures and information requests by shareholders
o	Respond (if necessary) to investor and shareholder questions
o	Provide support and assistance with social media strategies, content, and posting
o	Provide updates to management about shareholder and investor inquiries and provide logistical assistance with responses
➢	Research and discover new revenue streams
o	Researching new locations, new geographical areas of expansion, new customer bases, etc.
➢	Enhance current and future revenue streams through the following means which include but are not limited to:
o	Developing consumer and vendor networks
o	Developing brand recognition strategies
o	Consulting on business functions to increase growth and efficiency
o	Creating and assisting with implementation plans of action regarding increasing profitability and revenue growth.
o	Managing and personally marketing the company to providers, doctors, patients and vendors.
o	Developing marketing strategies and consulting on implementation.
➢	Mergers and acquisition/financing consulting (Separate Fees may apply based on the closing of any transaction facilitated or introduced by Spark Financial Consulting. Fees shall be determined and agreed to in writing prior to any such closing.)
o	Assist with finding new acquisition targets, vetting potential acquisition candidates; facilitate negotiations between the Company and acquisition candidates, etc.
➢	Corporate filing consulting and assistance

*Note that Spark Financial Consulting may perform other services in addition to those listed here.